Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 (File No. 33-42895, No. 33-42899, No. 33-42908, No. 33-42909, No. 333-04615, No. 333-33336, No. 333-70948, No. 333-103510, No. 333-113149, and No. 333-122881) of American Healthways, Inc. of our reports dated November 7, 2005, with respect to the consolidated financial statements of American Healthways, Inc. and Subsidiaries, American Healthways, Inc. and Subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Healthways, Inc. and Subsidiaries, included in the Annual Report (Form 10-K) for the year ended August 31, 2005.

Nashville, Tennessee
November 7, 2005